SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A, Amendment 3, of Private Secretary, Inc. of our report dated January 19, 2010 on our audit of the financial statements of Private Secretary, Inc. as of September 30, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended September 30, 2009, and the periods from inception on July 22, 2008 through September 30, 2008 and 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

February 10, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351